EXHIBIT 99.B4

  MAILING ADDRESS: Post Office Box 29564, Raleigh, North Carolina 27626-0564
      HOME OFFICE: 3109 Poplarwood Court, Raleigh, North Carolina  27604
                                (919) 790-2243



LONDON PACIFIC LIFE & ANNUITY COMPANY (the "Company") in consideration of the payment of the initial Contribution issued this Contract.

RIGHT TO EXAMINE CONTRACT: Within 10 days of the date of receipt of this Contract by the Owner, it may be returned by delivering or mailing it to the Company at its Annuity Service Center. When the Contract is received by the Company, it will be voided as if it has never been in force. The Company will refund the Contract Value, computed at the end of the Valuation Period during which this Contract is received by the Company at its Annuity Service Center.

          THIS IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY

                         READ YOUR CONTRACT CAREFULLY






     George C. Nicholson,                          Ian K. Whitehead,
          Secretary                                    President







           INDIVIDUAL FIXED AND VARIABLE DEFERRED ANNUITY CONTRACT
                         WITH FLEXIBLE CONTRIBUTIONS
                               NONPARTICIPATING



ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.




                              TABLE OF CONTENTS

                                                                       PAGE


CONTRACT SCHEDULE

DEFINITIONS

CONTRIBUTION PROVISIONS
Contributions
Allocation Of Contributions

SEPARATE ACCOUNT PROVISIONS
The Separate Account
Valuation Of Assets
Accumulation Units
Accumulation Unit Value
Mortality And Expense Risk Charge
Distribution Charge
Enhanced Death Benefit Charge

FIXED ACCOUNT
Fixed Account

CONTRACT VALUE

CONTRACT MAINTENANCE CHARGE
Deduction For Contract Maintenance Charge

TRANSFERS
Transfers During The Accumulation Period
Transfers During The Annuity Period

WITHDRAWAL PROVISIONS
Withdrawals
Contingent Deferred Sales Charge

PROCEEDS PAYABLE ON DEATH
Death Of Owner During The Accumulation Period
Death Benefit Amount During The Accumulation Period
Death Benefit Options During The Accumulation Period
Death Of Owner During The Annuity Period
Death Of Annuitant
Payment Of Death Benefit
Beneficiary
Change Of Beneficiary

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION

OWNER, ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS
Owner
Joint Owner
Annuitant
Assignment Of The Contract

ANNUITY PROVISIONS
General
Annuity Date
Selection Of An Annuity Option
Frequency And Amount Of Annuity Payments
Annuity Options
Option A. Life Annuity
Option B. Life Annuity With Period Certain Of 120 Months
Option C. Joint And Survivor Annuity
Option D. Period Certain
Annuity
Fixed Annuity
Variable Annuity
Annuity Unit
Mortality Tables

GENERAL PROVISIONS
The Contract
Misstatement Of Age
Incontestability
Modification
Non-Participating
Evidence Of Survival
Proof Of Age
Protection Of Proceeds
Reports
Taxes
Regulatory Requirements

ANNUITY TABLES



                              CONTRACT SCHEDULE



OWNER:  [John Smith]               AGE AND SEX:  [50 Male]

ANNUITANT:  [John Smith]           AGE AND SEX:  [50 Male]

CONTRACT NUMBER:  [12345]          ISSUE DATE:  [July 01, 1995]

ANNUITY DATE:  [July 01, 2010]


CONTRIBUTIONS:

     INITIAL CONTRIBUTION: [$10,000 Non-Qual; $1,000 IRA]

      MINIMUM SUBSEQUENT CONTRIBUTION: [$1,000; or if the periodic investment plan is elected: $100]

        MAXIMUM TOTAL CONTRIBUTIONS: [$1M without Company approval except for issue ages greater than 75 for which the maximum total contribution is $500,000]

     ALLOCATION GUIDELINES:

     [1. There are no limitations on the number of Sub-Accounts that can be selected by an Owner.

     2. Allocations must be in whole percentages with 10% of each Contribution or transfer as a minimum, unless the Contribution or transfer is being made pursuant to an approved Dollar Cost Averaging Program or an approved Asset Allocation Program.

     3. If the Contribution and forms required to issue a Contract are in good order, the initial Contribution will be credited to the Contract within two (2) business days after receipt at the Annuity Service Center. Additional Contributions will be credited to the Contract as of the Valuation Period when they are received.]

BENEFICIARY:
[As designated by the Owner at the Issue Date, unless subsequently changed.]

CONTRACT MAINTENANCE CHARGE:
[The Contract Maintenance Charge is currently $36.00 each Contract Year. However, during the Accumulation Period if the Contract Value in the Separate Account and the Fixed Account on the Contract Anniversary is at least $50,000, then no Contract Maintenance Charge is deducted. If a total withdrawal is made on other than a Contract Anniversary and the Contract Value for the Valuation Period during which the total withdrawal is made is less than $50,000, the full Contract Maintenance Charge will be deducted at the time of the total withdrawal. During the Annuity Period, the Contract Maintenance Charge will be deducted pro-rata from Annuity Payments regardless of Contract size and will result in a reduction of each Annuity Payment.]

MORTALITY AND EXPENSE RISK CHARGE:
[The Mortality and Expense Risk Charge is equal, on an annual basis, to 1.25% of the average daily net asset value of each Sub-Account of the Separate Account.]

ADMINISTRATIVE CHARGE:
[The Administrative Charge is equal, on an annual basis, to .15% of the average daily net asset value of each Sub-Account of the Separate Account.]

DISTRIBUTION CHARGE:
[The Distribution Charge is equal, on an annual basis, to .10% of the average daily net asset value of each Sub-Account of the Separate Account.]

ENHANCED DEATH BENEFIT CHARGE:
[The current Enhanced Death Benefit Charge is 0.]

TRANSFERS:
     NUMBER OF TRANSFERS: [Subject to any restrictions imposed on transfers by the Company, there are currently no restrictions on the number of transfers that can be made. The Company reserves the right to further limit the number of transfers in the future.]

     TRANSFER FEE: [The Transfer Fee is the lesser of $20.00 or 2% of the amount transferred. Currently, the Company does not assess a Transfer Fee on the first 12 transfers in a Contract Year. Transfers made at the end of the Right to Examine Contract period by the Company and any transfers made pursuant to an approved Dollar Cost Averaging Program or pursuant to an approved Asset Allocation Program will not be counted in determining the application of the Transfer Fee.]

     MINIMUM AMOUNT TO BE TRANSFERRED: [$500 (from (i) one or multiple Sub-Accounts; or (ii) the Fixed Account if during the Accumulation Period) or the Owner's entire interest in the Sub-Account or the Fixed Account, if less. Transfers made pursuant to an approved Dollar Cost Averaging Program or pursuant to an approved Asset Allocation Program will not be subject to these limitations.]

     MINIMUM  AMOUNT WHICH MUST REMAIN IN A SUB-ACCOUNT AFTER A TRANSFER:
[$500; or $0 if the entire amount in the Sub-Account is transferred. Transfers made pursuant to an approved Dollar Cost Averaging Program or pursuant to an approved Asset Allocation Program will not be subject to this limitation.]

     MINIMUM AMOUNT WHICH MUST REMAIN IN THE FIXED ACCOUNT AFTER A TRANSFER:

     [1.  $500, or

      2.  $0 if the entire amount in any Guarantee Period is transferred.

      3. Transfers made from any Guarantee Period pursuant to an approved Dollar Cost Averaging Program or pursuant to an approved Asset Allocation Program will not be subject to these limitations.]

WITHDRAWALS:
CONTINGENT DEFERRED SALES CHARGE: [NONE}

FREE WITHDRAWAL: [Currently, not applicable.]

MINIMUM PARTIAL WITHDRAWAL:  [$500]

MINIMUM  CONTRACT  VALUE  WHICH  MUST  REMAIN  IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL:    [$2,000]

MINIMUM  CONTRACT  VALUE  WHICH  MUST  REMAIN IN A SUB-ACCOUNT AFTER A PARTIAL
WITHDRAWAL:  [$500]

MINIMUM  CONTRACT VALUE WHICH MUST REMAIN IN THE FIXED ACCOUNT AFTER A PARTIAL
WITHDRAWAL:  [$500]

ELIGIBLE FUNDS:                        SUB-ACCOUNTS:
[LPT Variable Insurance Series Trust]

[Strong Growth Portfolio               Strong Growth Sub-Account]
[MAS Value Portfolio                   MAS Value Sub-Account]
[Berkeley Smaller Companies Portfolio  Berkeley Smaller Companies
                                           Sub-Account]
[Lexington Corporate Leaders           Lexington Corporate Leaders
     Portfolio                             Sub-Account]
[Strong International Stock Portfolio  Strong International Stock
                                           Sub-Account]
[Salomon U.S. Quality Bond             Salomon U.S. Quality Bond
     Portfolio                             Sub-Account]
[Salomon Money Market                  Salomon Money Market
     Portfolio                             Sub-Account]
[MFS Total Return Portfolio            MFS Total Return Sub-Account]

SEPARATE ACCOUNT:  [LPLA Separate Account One]

FIXED ACCOUNT:
     Minimum Guaranteed Interest Rate: [3%]
     Initial Guaranteed Interest Rate: [X%]

RIDERS:  [Enhanced Death Benefit Endorsement]
         [IRA Endorsement]

ANNUITY SERVICE CENTER:
London Pacific Life & Annuity Company or London Pacific Life & Annuity Company
Annuity Service Center                   Annuity Service Center
P.O. Box 29564                           3109 Poplarwood Court
Raleigh, North Carolina 27626            Raleigh, North Carolina 27604
(800) 852-3152
(919) 790-2243



                                 DEFINITIONS


ACCUMULATION PERIOD: The period prior to the Annuity Date during which Contributions may be made.

ACCUMULATION UNIT: A unit of measure used to determine the value of an Owner's interest in a Sub-Account of the Separate Account during the Accumulation Period.

ADJUSTED CONTRACT VALUE: The Contract Value less any applicable Premium Tax and Contract Maintenance Charge, if any. This amount is applied to the applicable Annuity Tables to determine Annuity Payments.

AGE: The age of any Owner or Annuitant on his/her last birthday.

ANNUITANT: The natural person on whose life Annuity Payments are based. On or after the Annuity Date, the Annuitant shall also include any Joint Annuitant.

ANNUITY DATE: The date on which Annuity Payments begin. The Annuity Date is shown on the Contract Schedule.

ANNUITY OPTIONS: Options available for Annuity Payments.

ANNUITY PAYMENTS: The series of payments made to the Owner or any named payee after the Annuity Date under the Annuity Option selected.

ANNUITY PERIOD: The period of time beginning with the Annuity Date during which Annuity Payments are made.

ANNUITY RESERVES: The assets which the Company has determined support the Annuity Option selected by the Owner during the Annuity Period.

ANNUITY SERVICE CENTER: The office indicated on the Contract Schedule of this Contract to which notices, requests and Contributions must be sent. All sums payable by the Company under this Contract are payable only at the Annuity Service Center.

ANNUITY UNIT: A unit of measure used to calculate Variable Annuity Payments during the Annuity Period.

BENEFICIARY: The person(s) or entity(ies) who will receive the death benefit payable under a Contract.

COMPANY: London Pacific Life & Annuity Company.

CONTRACT ANNIVERSARY: An Anniversary of the Issue Date.

CONTRACT VALUE: The dollar value as of any Valuation Period of all amounts accumulated in the Contract.

CONTRACT WITHDRAWAL VALUE: The Contract Value less any applicable Premium Tax, less any Contingent Deferred Sales Charge, less any applicable Contract Maintenance Charge.

CONTRACT YEAR: The first Contract Year is the annual period which begins on the Issue Date. Subsequent Contract Years begin on each anniversary of the Issue Date.

CONTRIBUTION: A payment made by or on behalf of an Owner with respect to this Contract.

EFFECTIVE DATE: The date the Company declares a Guaranteed Interest Rate for a specified Guarantee Period. The Initial Guaranteed Interest Rate for the selected Guarantee Period is shown on the Contract Schedule.

ELIGIBLE FUND: An investment entity shown on the Contract Schedule.

FIXED ACCOUNT: An investment option within the General Account where the Company guarantees the rate of interest for the specified Guarantee Period.

FIXED ANNUITY: A series of payments made during the Annuity Period which are guaranteed as to dollar amount by the Company.

GUARANTEE PERIOD: A one year period, commencing on the Issue Date, for which the Guaranteed Interest Rate is credited. Upon each Contract Anniversary, a new one year Guarantee Period commences.

GUARANTEED INTEREST RATE: The interest rate credited to the Contract Value by the Company for any given Guarantee Period.

GENERAL ACCOUNT: The Company's general investment account which contains all the assets of the Company with the exception of the Separate Account and other segregated asset accounts.

ISSUE DATE: The date on which the Contract became effective. The Issue Date is shown on the Contract Schedule.

OWNER: The person or entity entitled to the ownership rights stated in this Contract.

PORTFOLIO: A segment of an Eligible Fund which constitutes a separate and distinct class of shares. Portfolios which are available for investment by the Sub-Accounts under this Contract are shown on the Contract Schedule.

PREMIUM TAX: Any premium taxes paid to any governmental entity and assessed against Contributions or Contract Value.

SEPARATE ACCOUNT: The Company's Separate Account designated on the Contract Schedule.

SUB-ACCOUNT: Separate Account assets are divided into Sub-Accounts which are listed on the Contract Schedule. Assets of each Sub-Account will be invested in shares of an Eligible Fund or a Portfolio of an Eligible Fund.

VALUATION DATE: Each day on which the Company and the New York Stock Exchange ("NYSE") are open for business.

VALUATION PERIOD: The period of time beginning at the close of business of the NYSE on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ANNUITY: An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Accounts of the Separate Account.

WRITTEN REQUEST: A request in writing, in a form satisfactory to the Company, which is received by the Annuity Service Center.

                           CONTRIBUTION PROVISIONS

CONTRIBUTIONS : The initial Contribution is due on the Issue Date. Subject to the maximum and minimum amounts shown on the Contract Schedule, the Owner may make subsequent Contributions and may increase or decrease or change the frequency of such Contributions. The Company reserves the right to reject any Application or Contribution.

ALLOCATION OF CONTRIBUTIONS : Contributions are allocated to the Fixed Account and/or to one or more Sub-Accounts of the Separate Account in accordance with the selections made by the Owner. The allocation of the initial Contribution is made in accordance with the selection made by the Owner at the Issue Date and must be in accordance with the Allocation Guidelines set forth on the Contract Schedule. Unless otherwise changed by the Owner, subsequent Contributions are allocated in the same manner as the initial Contribution. Allocation of the Contributions is subject to the terms and conditions imposed by the Company. The Company has reserved the right to allocate initial
Contributions to the Money Market Sub-Account until the expiration of the Right to Examine Contract period.

                         SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT : The Separate Account is designated on the Contract Schedule and consists of assets set aside by the Company, which are kept separate from that of the general assets and all other separate account assets of the Company. The assets of the Separate Account equal to reserves and other liabilities will not be charged with liabilities arising out of any other business the Company may conduct.

The Separate Account assets are divided into Sub-Accounts. The Sub-Accounts which are available under this Contract are listed on the Contract Schedule. The assets of the Sub-Accounts are allocated to the Eligible Funds(s) and the Portfolio(s), if any, within an Eligible Fund, shown on the Contract Schedule. The Company may, from time to time, add an additional Eligible Fund(s) or Portfolio(s) to those shown on the Contract Schedule. The Owner may be permitted to transfer Contract Values or allocate Contributions to the additional Sub-Account(s) within the Separate Account. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by the Company.

Should the shares of any such Eligible Fund(s) or any Portfolio(s) within an Eligible Fund become unavailable for investment by the Separate Account, or the Company's Board of Directors deems further investment in these shares inappropriate, the Company may limit further purchase of such shares or substitute shares of another Eligible Fund or Portfolio for shares already purchased under this Contract.

VALUATION OF ASSETS : The assets of the Separate Account are valued at their fair market value in accordance with procedures of the Company.

ACCUMULATION UNITS : Accumulation Units shall be used to account for all amounts allocated to or withdrawn from the Sub-Accounts of the Separate
Account as a result of Contributions, withdrawals, transfers, or fees and charges. The Company will determine the number of Accumulation Units of a Sub-Account purchased or cancelled. This will be done by dividing the amount allocated to (or the amount withdrawn from) the Sub-Account by the dollar value of one Accumulation Unit of the Sub-Account as of the end of the Valuation Period during which the request for the transaction is received at the Annuity Service Center.

ACCUMULATION UNIT VALUE : The Accumulation Unit Value for each Sub-Account was arbitrarily set initially at $10. The Accumulation Unit Value for each Sub-Account for any later Valuation Period is determined by subtracting (2) from (1) and dividing the result by (3) where:

     1.  is the result of:

         a. the assets of the Sub-Account attributable to Accumulation Units; plus or minus

         b. the cumulative charge or credit for taxes reserved which is determined by the Company to have resulted from the operation of the Sub-Account.

     2. is the cumulative unpaid charge for the Mortality and Expense Risk Charge, for the Administrative Charge, for the Distribution Charge, and for the Enhanced Death Benefit Charge, if any, which are shown on the Contract Schedule; and

     3. is the number of Accumulation Units outstanding at the end of the Valuation Period.

The Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

MORTALITY AND EXPENSE RISK CHARGE : Each Valuation Period, the Company deducts a Mortality and Expense Risk Charge from each Sub-Account of the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The Mortality and Expense Risk Charge compensates the Company for assuming the mortality and expense risks under this Contract.

ADMINISTRATIVE CHARGE: Each Valuation Period, the Company deducts an Administrative Charge from each Sub-Account of the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The Administrative Charge compensates the Company for the costs associated with the administration of this Contract and the Separate Account.

DISTRIBUTION  CHARGE  :  Each  Valuation  Period,  the  Company  deducts  a
Distribution Charge from each Sub-Account of the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The Distribution Charge compensates the Company for the costs associated with the distribution of the Contracts.

ENHANCED DEATH BENEFIT CHARGE : If an Enhanced Death Benefit Option has been issued pursuant to this Contract, each Valuation Period the Company deducts an Enhanced Death Benefit Charge from the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The Enhanced Death Benefit Charge compensates the Company for assuming the mortality risks for the Enhanced Death Benefit Option Endorsement attached to this Contract.

                                FIXED ACCOUNT

FIXED ACCOUNT : Initial Contributions allocated to the Fixed Account are credited at the Initial Guaranteed Interest Rate for the Guarantee Period. The Initial Guaranteed Interest Rate is shown on the Contract Schedule. During the thirty (30) days prior to the end of the Guarantee Period, the Owner may renew the Guarantee Period or transfer all or a portion of the amount to the Separate Account. Upon renewal, the Guaranteed Interest Rate will be the greater of: (1) the Company's Guaranteed Interest Rate in effect on the Contract Anniversary date or, (2) the Minimum Guaranteed Interest Rate shown on the Contract Schedule. If the Owner does not specify a transfer to the Separate Account, the amount will be renewed for a new Guarantee Period. All interest payable under the Contract is compounded annually on a daily basis.

The Fixed Account value of a Contract at any time is equal to:

     1.  the Contributions allocated to the Fixed Account: plus

     2.  the Contract Value transferred to the Fixed Account: plus

     3.  interest credited to the Contract Value in the Fixed Account: less

     4. any withdrawals of a Contract Value in the Fixed Account, any Contingent Deferred Sales Charge and the Contract Maintenance Charge, if any; less

     5.  any Contract Value transferred from the Fixed Account; less

     6.  any applicable Premium Taxes or Transfer Fees.

Any subsequent Contributions and transfers to the Fixed Account will be allocated to the remaining term of the Guarantee Period, and receive a credited rate of the greater of: (1) the Company's Guaranteed Interest Rate in effect on the date of the Contribution or transfer, or (2) the Minimum Guaranteed Interest Rate.

                                CONTRACT VALUE

The Contract Value for any Valuation Period is the sum of the Contract Value in each of the Sub-Accounts of the Separate Account and the Contract Value in the Fixed Account.

The Contract Value in a Sub-Account of the Separate Account is determined by multiplying the number of Accumulation Units allocated to the Sub-Account by the Accumulation Unit value.

Withdrawals will result in the cancellation of Accumulation Units in a Sub-Account or a reduction in the Fixed Account, as applicable.

                         CONTRACT MAINTENANCE CHARGE

DEDUCTION FOR CONTRACT MAINTENANCE CHARGE : On each Contract Anniversary the Company will deduct a Contract Maintenance Charge from the Contract Value to reimburse it for expenses relating to maintenance of this Contract. The Contract Maintenance Charge will be deducted from the Fixed Account and the Sub-Accounts in the Separate Account in the same proportion that the amount of Contract Value in the Fixed Account and each Sub-Account bears to the total Contract Value. The Contract Maintenance Charge is deducted from the Separate Account by cancelling Accumulation Units from each applicable Sub-Account. The Contract Maintenance Charge is shown on the Contract Schedule. During the Accumulation Period, the Contract Maintenance Charge will be deducted from the Contract Value on each Contract Anniversary while this Contract is in force. If a total withdrawal is made on other than a Contract Anniversary, the full Contract Maintenance Charge will be deducted at the time of withdrawal. During the Annuity Period, the Contract Maintenance Charge will be deducted from Annuity Payments and will result in a reduction of each Annuity Payment.

                                  TRANSFERS

TRANSFERS DURING THE ACCUMULATION PERIOD : Subject to any limitation imposed by the Company on the number of transfers during the Accumulation Period shown on the Contract Schedule, the Owner may transfer all or part of the Contract Value in a Sub-Account or the Fixed Account by Written Request without the imposition of any fee or charge if there have been no more than the number of free transfers shown on the Contract Schedule for the Contract Year. All transfers are subject to the following:

     1. If more than the number of free transfers, shown on the Contract Schedule, have been made in a Contract Year, the Company will deduct a Transfer Fee, shown on the Contract Schedule, for each subsequent transfer permitted. The Transfer Fee will be deducted from the Contract Value in the Fixed Account or the Sub-Account from which the transfer is made. However, if the Owner's entire Contract Value in the Fixed Account or a Sub-Account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. If the Contract Value is being transferred from more than one Sub-Account or a Sub-Account and the Fixed Account, any Transfer Fee will be allocated to the Fixed Account and to those Sub-Accounts on a pro-rata basis in proportion to the amount transferred from each. A transfer from the Fixed Account is made for a Contract with multiple Contributions during the Guarantee Period by a transfer from the Contribution with the most recent Effective Date.

     2. The minimum amount which can be transferred is shown on the Contract Schedule. The minimum amounts which must remain in a Sub-Account and in the Fixed Account are shown on the Contract Schedule.

     3. The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privilege described above.

If the Owner elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with the Owner's instructions. All amounts and Accumulation Units will be determined as of the end of the Valuation Period during which the request for transfer is received at the Annuity Service Center.

TRANSFERS DURING THE ANNUITY PERIOD : During the Annuity Period, the Owner may make transfers, by Written Request, as follows:

     1. The Owner may make transfers of Contract Value between Sub-Accounts, subject to any limitation imposed by the Company on the number of transfers shown on the Contract Schedule. If more than the number of free transfers, shown on the Contract Schedule, have been made in a Contract Year, the Company will deduct a Transfer Fee, shown on the Contract Schedule, for each subsequent transfer permitted. The Transfer Fee will be deducted from the amount which is transferred.

     2. The Owner may once each Contract year, make a transfer from one or more Sub-Accounts to the Fixed Account. The Owner may not make a transfer from the Fixed Account to the Separate Account.

     3. Transfers between Sub-Accounts will be made by converting the number of Annuity Units being transferred to the number of Annuity Units of the Sub-Account to which the transfer is made, so that the next Annuity Payment if it were made at that time would be the same amount that it would have been without the transfer. Thereafter, Annuity Payments will reflect changes in the value of the new Annuity Units.

     4. The minimum amount which can be transferred from a Sub-Account is shown on the Contract Schedule. The minimum amount which must remain in a Sub-Account is shown on the Contract Schedule.

     5. The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privilege described above.

If the Owner elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with the Owner's instructions. All amounts and Annuity Unit Values will be determined as of the end of the Valuation Period during which the request for transfer is received at the Annuity Service Center.

                            WITHDRAWAL PROVISIONS

WITHDRAWALS : During the Accumulation Period, the Owner may, upon Written Request, make a total or partial withdrawal of the Contract Withdrawal Value.

Unless the Owner instructs the Company otherwise, a partial withdrawal will be made from the Separate Account. A partial withdrawal from the Separate Account will result in the cancellation of Accumulation Units from each applicable Sub-Account in the ratio that the Owner's interest in the Sub-Account bears to the total Contract Value allocated to the Separate Account. The Owner must specify by Written Request in advance which Sub-Account Accumulation Units are to be cancelled if other than the above method is desired.

A partial withdrawal is taken first from the Contract Withdrawal Value for which the Free Withdrawal provision applies and then from the Contract Withdrawal Value for which a Contingent Deferred Sales Charge is applied. A partial withdrawal from the Fixed Account is made for a Contract with multiple Contributions during the Guarantee Period by a withdrawal from the Contribution with the most recent Effective Date.

The Company will pay the amount of any withdrawal from the Separate Account within seven (7) days of receipt of a request in good order unless the Suspension or Deferral of Payments Provision is in effect.

Each partial withdrawal must be for an amount which is not less than the amount shown on the Contract Schedule. The minimum Contract Value which must remain in a Sub-Account, or in the Fixed Account, after a partial withdrawal is shown on the Contract Schedule.

CONTINGENT DEFERRED SALES CHARGE : Upon a withdrawal of the unliquidated Contribution a Contingent Deferred Sales Charge as set forth on the Contract Schedule will be assessed. The Contingent Deferred Sales Charge will not be assessed under certain circumstances as set forth on the Contract Schedule under "Free Withdrawal."

                          PROCEEDS PAYABLE ON DEATH

DEATH OF OWNER DURING THE ACCUMULATION PERIOD : Upon the death of the Owner, or Joint Owner, prior to the Annuity Date, the death benefit will be paid to the Beneficiary(ies) designated by the Owner. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the Primary Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a Contingent Beneficiary.

A Beneficiary may request that the death benefit be paid under one of the Death Benefit Options below. If the Beneficiary is the spouse of the Owner he or she may elect to continue the Contract at the then current Contract Value in his or her own name and exercise all the Owner's rights under the Contract.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD : The death benefit will be the Contract Value determined as of the end of the Valuation Period during which the Company receives both due proof of death and an election for the payment method less any applicable Contingent Deferred Sales Charge determined at the time the death benefit is paid.

DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD : A non-spousal Beneficiary must elect the death benefit to be paid under one of the following options in the event of the death of the Owner during the Accumulation Period:

     OPTION 1 - lump sum payment of the death benefit; or

     OPTION 2 - the payment of the entire death benefit within 5 years of the date of the death of the Owner; or

     OPTION 3 - payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Owner or any Joint Owner.

Any portion of the death benefit not applied under Option 3 within one year of the date of the Owner's death, must be distributed within five years of the date of death.

A spousal Beneficiary may elect to continue the Contract in his or her own name at the then current Contract Value, elect a lump sum payment of the death benefit or apply the death benefit to an Annuity Option.

If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the Suspension or Deferral of Payments Provision is in effect.

Payment to the Beneficiary, other than in a single sum, may only be elected during the sixty-day period beginning with the date of receipt of proof of death.

DEATH OF OWNER DURING THE ANNUITY PERIOD : If the Owner, or a Joint Owner, who is not the Annuitant, dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at such Owner's death. Upon the death of the Owner during the Annuity Period, the Beneficiary becomes the Owner.

DEATH OF ANNUITANT : Upon the death of an Annuitant, who is not the Owner, during the Accumulation Period, the Owner may designate a new Annuitant, subject to the Company's underwriting rules then in effect. If no designation is made within 30 days of the death of the Annuitant, the Owner will become the Annuitant. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

Upon the death of the Annuitant during the Annuity Period, the death benefit, if any, will be as specified in the Annuity Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

PAYMENT OF DEATH BENEFIT : The Company will require due proof of death before any death benefit is paid. Due proof of death will be:

     1.  a certified death Certificate; or

     2. a certified decree of a court of competent jurisdiction as to the finding of death; or

     3.  any other proof satisfactory to the Company.

All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

BENEFICIARY : The Beneficiary designation in effect on the Issue Date will remain in effect until changed. The Beneficiary is entitled to receive the benefits to be paid at the death of the Owner.

Unless the Owner provides otherwise, the death benefit will be paid in equal shares to the survivor(s) as follows:

     1. to the Primary Beneficiary(ies) who survive the Owner's and/or the Annuitant's death, as applicable; or if there are none

     2. to the Contingent Beneficiary(ies) who survive the Owner's and/or the Annuitant's death, as applicable; or if there are none

     3.  to the estate of the Owner.

CHANGE OF BENEFICIARY : Subject to the rights of any irrevocable Beneficiary(ies), the Owner may change the Primary Beneficiary(ies) or Contingent Beneficiary(ies). A change may be made by Written Request. The change will take effect as of the date the Written Request is signed. The
Company will not be liable for any payment made or action taken before it records the change.

                 SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION

The Company reserves the right to suspend or postpone payments from the Separate Account for a withdrawal or transfer for any period when:

     1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

     2.  trading on the New York Stock Exchange is restricted;

     3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or

     4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

The Company further reserves the right to postpone payments from the Fixed Account for a period of up to six months.

              OWNER, ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

OWNER : The Owner has all interest and right to amounts held in his or her Contract. The Owner is the person designated as such on the Issue Date, unless changed.

The Owner may change owners of the Contract at any time prior to the Annuity Date by Written Request. A Change of Owner will automatically revoke any prior designation of Owner. The change will become effective as of the date the Written Request is signed. A new designation of Owner will not apply to any payment made or action taken by the Company prior to the time it was received.

JOINT OWNER : A Contract can be owned by Joint Owners. If Joint Owners are named, any Joint Owner must be the spouse of the other Owner. Upon the death of either Owner, the surviving spouse will be the Primary Beneficiary. Any other Beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request.

ANNUITANT : The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by the Owner at the Issue Date, unless changed prior to the Annuity Date. The Annuitant may not be changed in a Contract which is owned by a non-natural person. Any change of Annuitant is subject to the Company's underwriting rules then in effect.

ASSIGNMENT OF THE CONTRACT : A Written Request specifying the terms of an assignment of the Contract must be provided to the Annuity Service Center.
Until the Written Request is received, the Company will not be required to take notice of or be responsible for any transfer of interest in the Contract by assignment, agreement, or otherwise.

The Company will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with the Company's consent.

If the Contract is assigned, the Owner's rights may only be exercised with the consent of the assignee of record.

                              ANNUITY PROVISIONS

GENERAL : On the Annuity Date, the Adjusted Contract Value will be applied under the Annuity Option selected by the Owner. Annuity Payments may be made on a fixed or variable basis or both.

ANNUITY DATE : The Annuity Date is selected by the Owner at the Issue Date. The Annuity Date is shown on the Contract Schedule. The Annuity Date must be the first day of a calendar month and must be at least one month after the Issue Date. The Annuity Date may not be later than when the Annuitant reaches attained age 85 or 10 years after the Issue Date for issue ages after age 75.

Prior to the Annuity Date, the Owner subject to the above, may change the Annuity Date by Written Request. Any change must be requested at least seven
(7) days prior to the new Annuity Date.

SELECTION OF AN ANNUITY OPTION : An Annuity Option is selected by the Owner at the time the Contract is issued. Prior to the Annuity Date, the Owner can change the Annuity Option selected by Written Request. Any change must be requested at least seven (7) days prior to the Annuity Date.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS : Annuity Payments are paid in monthly installments. The Adjusted Contract Value is applied to the Annuity Table for the Annuity Options selected. If the Adjusted Contract Value to be applied under an Annuity Option is less than $2,000, the Company reserves the right to make a lump sum payment in lieu of Annuity Payments. If the Annuity Payment would be or become less than $200 where only a Fixed Annuity Payment or a Variable Annuity is selected, or if the Annuity Payment would be or become less than $100 on each basis when a combination of Fixed and Variable Annuities are selected, the Company will reduce the frequency of payments to an interval which will result in each payment being at least $200, or $100 on each basis if a combination of Fixed and Variable Annuities is selected.

ANNUITY OPTIONS : The following Annuity Options or any other Annuity Option acceptable to the Company may be selected:

     OPTION A. LIFE ANNUITY : Monthly Annuity Payments during the life of the Annuitant.

     OPTION B. LIFE ANNUITY WITH PERIOD CERTAIN OF 120 MONTHS : Monthly Annuity Payments during the lifetime of the Annuitant and in any event for one hundred twenty (120) months. If the Beneficiary does not desire payments to continue for the remainder of the guarantee period, he/she may elect to have the present value of the guaranteed annuity payments remaining commuted and paid in a lump sum.

     OPTION C. JOINT AND SURVIVOR ANNUITY : Monthly Annuity Payments payable during the joint lifetime of the Annuitant and a Joint Annuitant and then during the lifetime of the survivor at 66 2/3%.

     OPTION D. PERIOD CERTAIN : Monthly payments will be made for a specified period. The specified period must be at least ten (10) years and cannot be more than thirty (30) years. If the Owner does not desire payments to continue for the remainder of the selected period, he/she may elect to have the present value of the remaining payments to be made from the Separate Account commuted and paid in a lump sum or as an Annuity Option purchased at the date of such election.

Annuity Options A, B, C and D are available on a Fixed Annuity basis, a Variable Annuity basis or a combination of both. If no Annuity Option is selected, Option B will automatically be applied. Election of a Fixed Annuity or a Variable Annuity must be made no later than fifteen (15) days prior to the Annuity Date. If no election is made as between a Fixed Annuity and a Variable Annuity, the Variable Annuity will be the default option.

ANNUITY : If the Owner selects a Fixed Annuity, the Adjusted Contract Value is allocated to the General Account and the Annuity is paid as a Fixed Annuity. If the Owner selects a Variable Annuity, the Adjusted Contract Value will be allocated to the Sub-Account of the Separate Account in accordance with the selection made by the Owner, and the Annuity will be paid as a Variable Annuity. The Owner can also select a combination of a Fixed and Variable Annuity and the Adjusted Contract Value will be allocated accordingly. Unless the Owner specifies otherwise, the payee of the Annuity Payments shall be the Owner.

The Adjusted Contract Value will be applied to the applicable Annuity Table contained in the Contract based upon the Annuity Option selected by the Owner. The amount of the first payment for each $1,000 of Adjusted Contract Value is shown in the Annuity Tables. If, as of the Annuity Date, the current Annuity Option rates applicable to this class of Contracts provide an initial Annuity Payment greater than that guaranteed under the same Annuity Option under a Contract, the greater payment will be made.

FIXED ANNUITY : The Owner may elect to have the Adjusted Contract Value applied to provide a Fixed Annuity. The dollar amount of each Fixed Annuity Payment shall be determined in accordance with Annuity Tables contained in this Contract which are based on the minimum guaranteed interest rate of 3% per year. The dollar amount of each Fixed Annuity Payment will be reduced by the applicable portion of the Contract Maintenance Charge. After the initial Fixed Annuity Payment, the payments will not change regardless of investment, mortality or expense experience.

VARIABLE ANNUITY : Variable Annuity Payments reflect the investment performance of the Separate Account in accordance with the allocation of the Adjusted Contract Value to the Sub-Accounts during the Annuity Period. Variable Annuity Payments are not guaranteed as to dollar amount.

The dollar amount of the first Variable Annuity Payment is determined in accordance with the description above. The dollar amount of Variable Annuity Payments for each applicable Sub-Account after the first Variable Annuity Payment is determined as follows:

     1. The dollar amount of the first Variable Annuity Payment is divided by the value of an Annuity Unit for each applicable Sub-Account as of the Annuity Date. This sets the number of Annuity Units for each monthly payment for the applicable Sub-Account. The number of Annuity Units for each applicable Sub-Account remains fixed during the Annuity Period;

     2. The fixed number of Annuity Units per payment in each Sub-Account is multiplied by the Annuity Unit Value for that Sub-Account for the last Valuation Period of the month preceding the month for which the payment is due. This result is the dollar amount of the payment for each applicable Sub-Account.

The total dollar amount of each Variable Annuity Payment is the sum of all Sub-Account Variable Annuity Payments reduced by the applicable portion of the Contract Maintenance Charge.

ANNUITY UNIT : The value of any Annuity Unit for each Sub-Account of the Separate Account was arbitrarily set initially at $10.

The Sub-Account Annuity Unit Value at the end of any subsequent Valuation Period is determined by subtracting (2) from (1) and dividing the result by
(3) and dividing the result by the Assumed Investment Rate Factor (1.04 raised to a power equal to the number of years in the current valuation period), which neutralizes the assumed net investment rate which is built into the annuity rate tables and which is not applicable because the actual net investment rate is credited instead. Where:

     1.  is the net result of:

         a. the assets of the Sub-Account attributable to Annuity Units; plus or minus

         b. the cumulative charges or credit for taxes reserved which is determined by the Company to have resulted from the operation of the Sub-Account.

     2. is the cumulative unpaid charge for the Mortality and Expense Risk Charge, for the Administrative Charge, for the Distribution Charge, if any, and for the Enhanced Death Benefit Charge, if any, which are shown on the Contract Schedule; and

     3. is the number of Annuity Units outstanding at the end of the Valuation Period.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.

MORTALITY TABLES : The Annuity Tables contained in the Contract utilize an Assumed Investment Rate of 4% for the determination of the initial Variable Annuity Payment and a minimum guaranteed rate of 3% per year for the determination of the monthly Fixed Annuity Payment.

The mortality table used in determining the Annuity Purchase Rates for Options A, B, and C is the 1983 IAM Table, with Projection Scale G.

The dollar amount of an Annuity Payment for any Age or combination of Ages not shown in the Tables or for any other form of Annuity Option agreed to by the Company will be provided by the Company upon request.

                              GENERAL PROVISIONS

THE CONTRACT : The entire Contract consists of this Contract, the Application, if any, and any riders or endorsements attached to this Contract.

This  Contract  may  be  changed  or  altered  only  by  the President or Vice
President and the Secretary of the Company. A change or alteration must be made in writing.

MISSTATEMENT OF AGE : If the Age of any Annuitant has been misstated, any Annuity benefits payable will be the Annuity benefits provided by the correct Age. After Annuity Payments have begun, any underpayments will be made up in one sum with the next Annuity Payment. Any overpayments will be deducted from future Annuity Payments until the total is repaid.

INCONTESTABILITY : This Contract will not be contestable after it has been in force for a period of two years from the Issue Date.

MODIFICATION : This Contract may be modified in order to maintain compliance with applicable state and federal law.

NON-PARTICIPATING : This Contract will not share in any distribution of dividends.

EVIDENCE OF SURVIVAL : The Company may require satisfactory evidence of the continued survival of any person(s) on whose life Annuity Payments are based.

PROOF  OF  AGE  :  The Company may require evidence of Age of any Annuitant or
Owner.

PROTECTION OF PROCEEDS : To the extent permitted by law, death benefits and Annuity Payments shall be free from legal process and the claim of any creditor if the person is entitled to them under this Contract. No payment and no amount under this Contract can be taken or assigned in advance of its payment date unless the Company receives the Owner's written consent.

REPORTS : At least once each calendar year, the Company will furnish the Owner with a report showing the Contract Value and any other information as may be required by law. The Company will also furnish an annual report of the Separate Account. Reports will be sent to the last known address of the Owner.

TAXES : Any taxes paid to any governmental entity relating to this Contract will be deducted from the Contribution or Contract Value when incurred. The Company will, in its sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account; receipt by the Company of Contributions; or commencement of Annuity Payments. The Company may, in its sole discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right the Company may have to deduct amounts at a later date. The Company will deduct any withholding taxes required by applicable law.

The Company reserves the right to establish a provision for federal income taxes if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account. The Company will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient.

REGULATORY REQUIREMENTS : All values payable under this Contract will not be less than the minimum benefits required by the laws and regulations of the states in which this Contract is delivered.

                                ANNUITY TABLES

FIXED ANNUITY SETTLEMENT OPTIONS

Based on 1983 Individual Annuity Mortality Table with Projection Scale G, interest at 3% per annum, and the annuitant's issue age, sex and year of issue.






     OPTION A          OPTION B          OPTION C              OPTION D
     Monthly Payments  Monthly Payments  Monthly Payments      Period Certain
     Life Only         Life & 10 Year    Joint & 2/3 Survivor
                       Certain           Male & Female
                                                               Number of   Monthly
Age                                      Equal Age             Years    Payments

55               4.23              4.18                  3.84         10      9.61
56               4.30              4.25                  3.90         11      8.86
57               4.38              4.32                  3.96         12      8.23
58               4.46              4.40                  4.02         13      7.71
59               4.55              4.48                  4.09         14      7.25
60               4.64              4.56                  4.16         15      6.86
61               4.74              4.65                  4.23         16      6.52
62               4.84              4.75                  4.31         17      6.22
63               4.95              4.84                  4.39         18      5.96
64               5.07              4.94                  4.48         19      5.72
65               5.19              5.05                  4.57         20      5.51
66               5.33              5.16                  4.67         25      4.70
67               5.47              5.28                  4.78         30      4.18
68               5.61              5.40                  4.89
69               5.77              5.52                  5.01
70               5.94              5.65                  5.13
71               6.11              5.78                  5.27
72               6.30              5.92                  5.41
73               6.49              6.06                  5.56
74               6.69              6.20                  5.71
75               6.91              6.35                  5.88



Annuitant's Issue Age and Sex:     50, Male
Issue Year:     1995



VARIABLE ANNUITY SETTLEMENT OPTIONS

Based on 1983 Individual Annuity Mortality Table with Projection Scale G, AIR at 4% per annum, and the annuitant's issue age, sex and year of issue.






     OPTION A          OPTION B          OPTION C              OPTION D
     Monthly Payments  Monthly Payments  Monthly Payments      Period Certain
     Life Only         Life & 10 Year    Joint & 2/3 Survivor
                       Certain           Male & Female
                                                               Number of   Monthly
Age                                      Equal Age             Years    Payments

55               4.83              4.77                  4.44         10     10.05
56               4.90              4.84                  4.50         11      9.31
57               4.98              4.91                  4.55         12      8.69
58               5.06              4.98                  4.62         13      8.16
59               5.14              5.06                  4.68         14      7.72
60               5.23              5.14                  4.75         15      7.33
61               5.33              5.23                  4.82         16      7.00
62               5.43              5.32                  4.90         17      6.70
63               5.54              5.42                  4.98         18      6.44
64               5.66              5.52                  5.07         19      6.21
65               5.79              5.62                  5.16         20      6.00
66               5.92              5.73                  5.26         25      5.22
67               6.06              5.84                  5.36         30      4.71
68               6.21              5.96                  5.47
69               6.37              6.08                  5.59
70               6.53              6.21                  5.71
71               6.71              6.34                  5.85
72               6.89              6.47                  5.99
73               7.09              6.61                  6.14
74               7.29              6.75                  6.29
75               7.51              6.89                  6.46




Annuitant's Issue Age and Sex:     50, Male

Issue Year:     1995



           INDIVIDUAL FIXED AND VARIABLE DEFERRED ANNUITY CONTRACT
                         WITH FLEXIBLE CONTRIBUTIONS
                               NONPARTICIPATING



ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.